Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

MICROSTRATEGY INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common Stock, $0.001 par value per share	Other	215,327 (2)	$280.85 (3)	$60,474,587.95 (3)	0.00011020	$6,664.30

Total Offering Amounts					$60,474,587.95		$6,664.30

Total Fee Offsets							$0

Net Fee Due							$6,664.30

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Consists of (i) 200,000 shares issuable under the MicroStrategy Incorporated 2023 Equity Incentive Plan (the “2023 Plan”) and (ii) 15,327 shares that were issuable upon the vesting of restricted stock unit awards granted under the MicroStrategy Incorporated 2013 Stock Incentive Plan (the “2013 Plan”) that were canceled or forfeited prior to vesting and returned to the 2013 Plan and are now available for issuance under the 2023 Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the registrant’s class A common stock as reported on the Nasdaq Global Select Market on May 25, 2023.